Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

USD Partners LP
Houston, Texas

We hereby consent to the incorporation by reference in the Registration Statements on Form S3 (No.333-214565 and 333-211181) and Form S-8 (No. 333-228260 and 333-201275) of USD Partners LP of our report dated March 7, 2019, relating to the consolidated financial statements, which appears in this Form 10-K.

/s/ BDO USA, LLP
Houston, Texas
March 7, 2019